Exhibit 99.1

NEWS RELEASE

Trans Energy, Inc.

210 Second Street

PO Box 393

St. Marys, WV 26170

Company contact:

John G. Corp

304-684-7053

www.transenergyinc.com

TRANS ENERGY, INC DIVESTS SHALLOW WELL ASSETS

Company Strengthens Focus

On Core Marcellus Properties

ST. MARYS, WEST VIRGINIA, JANUARY 30, 2013 — Trans Energy, Inc. (OTCQB: TENG), a pure play Marcellus Shale exploration and production company, announced today that it sold wells and farmed out drilling rights related to its shallow well assets to an undisclosed buyer, in a transaction that closed on Thursday, January 24, 2013.

Trans Energy sold its working interest in all of its existing shallow wells, but retained an overriding royalty interest of approximately 2.5% on most of the wells. The purchaser assumed the role of operator with respect to approximately 300 wellbores, and intends to commence a workover program with respect to a number of the existing wells. The wells produced at a rate of approximately 800 mcfe per day as of December 31, 2012, which was the effective date for the transaction. As of the December 31, 2011 reserve report, these wells had proven reserves of 2.5 Bcfe.

Additionally, Trans Energy granted the purchaser (the “shallow operator”) the right to drill wells in or above conventional shallow Devonian formations, for leases where Trans Energy currently holds rights to such depths. Trans Energy did not farm out any of its rights to drill in deeper formations such as the Rhinestreet, Marcellus or Utica. Trans Energy retained up to a 5% overriding royalty interest on any such wells drilled, depending on the net revenue interest.

John G. Corp, President of Trans Energy, said, “The sale of these shallow wells and the farmout of our shallow drilling rights serve important goals for Trans Energy. This transaction should enable us to enhance our focus on our Marcellus drilling operations. It is also designed to incentivize the new operator to convert our Marcellus leasehold to HBP status, with no operational or capital obligations on the part of Trans Energy, while still maintaining our ability to step in with our own capital to drill or return wells to production if we need to do so to maintain a lease. The buyer is an operator with a significant local presence, and it has a history of success with drilling and operating shallow Appalachian assets. We look forward to working with them as we determine the locations for future wells over the next few weeks.”

Trans Energy retained rights to ensure that production either commences or continues, if necessary to maintain its existing leasehold. Additionally, Trans Energy has the right to participate in up to 20% of any well drilled by the shallow operator, unless the shallow operator fails to fulfill its development commitments, in which case Trans Energy can participate in up to 50% of each well. This participation right can be invoked on any well, and the failure to participate in any well will not impact Trans Energy’s future participation rights.

In order for the buyer to earn acreage on leases that are not currently HBP, the buyer is required to commit to drilling such acreage on a semiannual basis as part of a development program. Trans Energy can choose the drilling locations for these development programs, and the company intends to ensure that the buyer drills shallow wells on certain leases that are not currently HBP and in which Trans Energy’s subsidiary, American Shale Development, retains its rights to drill in deeper prospective formations, including the Marcellus. Both parties have prioritized a list of leases that they intend to convert to HBP status in this manner. These leases represent more than 3,500 acres net to the interest of American Shale Development, which could potentially be converted to HBP status by drilling shallow wells.

In addition to the overriding royalty interests, the shallow well participation rights, and the right to initiate or maintain production to keep leases from expiring, Trans Energy received gross proceeds of $2.75 million, subject to adjustments, in connection with the transaction. The company has discretion over its use of this cash, and its immediate plan is to use the cash to enhance its overall liquidity.

Additional information regarding Trans Energy, including maps, investor presentations, news releases and videos can be found at the Company’s new website www.transenergyinc.com. Trans Energy will regularly update information on the website to provide investors with the most up to date information on the Company and its operations.

About Trans Energy, Inc.

Trans Energy, Inc. (OTCQB: TENG) is a pure play Marcellus Shale oil and gas exploration and development company, headquartered in the Appalachian Basin. Further information can be found on the Company’s website at www.transenergyinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995—Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.